UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007

Unit Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-9260	73-1283193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7130 South Lewis, Suite 1000, Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 493-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On December 19, 2007, the Compensation Committee of the Board of Directors (the "Committee") of Unit Corporation (the "Company") approved and the Board of Directors ratified (and approved, where required), a cash bonus award of $600,000.00 to Larry D. Pinkston, the Company’s President and Chief Executive Officer, and $220,000.00 to Mark E. Schell, the Company’s Senior Vice President, General Counsel and Secretary.  The cash bonus awards are payable in January 2008.

The Committee also approved and the Board of Directors ratified (and approved, where required), the following retention restricted stock awards for the executive officers of the Company and its subsidiaries:

Name and Principal Position(s)	Restricted Stock Award(s)(#)

Larry D. Pinkston President and CEO, Unit Corporation	18,267

Mark E. Schell Sr. V.P., Secretary and General Counsel, Unit Corporation	10,047

David T. Merrill CFO and Treasurer, Unit Corporation	9,134

Bradford J. Guidry Senior Vice President, Unit Petroleum Company	7,672

John Cromling Executive Vice President, Unit Drilling Company	8,038

        The restricted stock awards were issued under the Unit Corporation Stock and Incentive Compensation Plan (the “Plan”) and are evidenced by a Restricted Stock Award Agreement entered into between each of the above employees and the Company.  The Restricted Stock Award Agreement filed as Exhibit 10.1 to the Company’s 8-K dated December 15, 2006, is incorporated herein by reference.

Each Restricted Stock Award Agreement, in addition to certain other provisions contained in the Plan, provides that one hundred percent of the shares of restricted stock vests on August 23, 2010, subject in each case to the employee remaining in the employment of the Company. In the event of a “change in control” of the Company (as defined in and determined by the agreement), any unvested shares will immediately vest in the recipient.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Shell Company Transactions.

Not Applicable.

(d)	Exhibits.

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unit Corporation
Date: December 21, 2007	By: /s/ Mark E. Schell
Name: Mark E. Schell
Title: Senior Vice President

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